Exhibit 99.1

TelVue Corporation to Suspend SEC Reporting Obligations

December 26, 2012 (Mount Laurel, NJ)  TelVue™  Corporation (OTCQB:TEVE), the innovation leader in television and Internet broadcasting for communities, cable operators and media companies today announced that it will voluntarily file a Form 15 with the Securities and Exchange Commission (SEC). Upon such filing, the Company’s obligation to file certain reports with the SEC, including annual, quarterly, and current reports on Forms 10-K, 10-Q and Form 8-K, respectively, will be immediately suspended.

After thoughtful and deliberate consideration, the Company’s board of directors made this unanimous decision based upon a thorough review of the associated costs and benefits of being an SEC reporting company and the underlying regulatory reporting obligations. The Company believes that the incremental cost of compliance with SEC public reporting requirements does not provide a discernible benefit to the Company and its stockholders at this time, given the extremely low trading volumes in the Company’s stock, and believes that at this stage in its development the attention and resources that are currently dedicated to SEC reporting compliance would be better devoted to growing the business.

Jesse Lerman, CEO of TelVue, said, “After a thorough review of the costs and benefits of compliance with a heavy SEC compliance load relative to our size and stage of development, we have decided that it is in the interests of the Company and our stockholders to suspend our filing obligations. This will allow TelVue to focus more of its energy and resources on attaining our growth and profitability goals.”  TelVue expects to take steps to maintain its ability to reactivate its SEC reporting at relatively low cost, if such conditions render this advantageous. TelVue plans to continue to provide summary financial statements to those shareholders of record who request to continue to receive them.

Questions and Answers concerning the Form 15 filing can be found on the Company’s website at http://www.TelVue.com.

About TelVue Corporation

TelVue® Corporation is a broadcast technology innovator and leader that helps video broadcasters automate their channels, expand their audiences across multiple screens, and broaden their ability to monetize their content. TelVue’s professional quality broadcast equipment and cloud video services include all-in-one digital broadcast servers, live Internet streaming, IP video on demand (VOD), multi-user contribution and transcoding, and web-based digital signage. TelVue® serves the local origination and leased access needs for 8 of the top 10 Cable and Telco MSOs, powers over 1,500 hyper-local and PEG channels, and delivers local programming to over 30 million households. For more information about TelVue®, please visit http://www.TelVue.com

Contact:        Emmett Hume    (800) 885 8886 x 245    /    ehume@telvue.com

16000 Horizon Way,  Suite 500,  Mt. Laurel,  NJ  08054